Exhibit 99.1

Cost-U-Less Reports Earnings of 14 cents per share for First Quarter

Bellevue, WA, May 5, 2004

Cost-U-Less, Inc. (the “Company”) (Nasdaq: CULS) today announced results for the first fiscal quarter ended March 28, 2004.

Highlights for the first fiscal quarter were as follows:

•	EPS of $0.14 compared to EPS of $0.06 for Q1 2003.

•	Sales of $50.1M, an 18.3% increase over Q1 2003.

•	Comparable store sales (stores open a full 13 months) increase of 15.3%.

For the first fiscal quarter of 2004 the Company reported net income of $537,000, or $0.14 per fully diluted share outstanding, compared to net income of $226,000, or $0.06 per fully diluted share outstanding for the corresponding period last year.

As previously reported, total sales for the quarter increased 18.3% to $50.1 million compared to $42.3 million for the same period a year ago, as the Company benefited from strong comparable sales of 15.3% and sales generated from its store in Dededo, Guam that was closed in the corresponding quarter a year ago. This store was temporarily closed due to substantial damage from Supertyphoon Pongsona that struck the island of Guam on December 8, 2002, and was subsequently rebuilt, reopening on October 3, 2003. Same store sales for the fiscal first quarter are calculated on stores excluding the Guam market as the Company’s Dededo store was closed during the first quarter of 2003.

“This is a terrific start to the year,” said J. Jeffrey Meder, the Company’s President and CEO. “We have reported another quarter of very strong sales and converted it into improved earnings. The uplift has occurred throughout the chain, due to both an increase in customer visits and transaction sizes.”

For the first quarter of fiscal 2004, the Company’s gross margins rose 0.7 points to 18.1% of sales compared to 17.4% for the same period a year ago primarily as a result of a stronger mix of retail store sales, with typically higher margins, as compared to business-to-business sales, which generally provide a lower gross margin but are executed at minimal direct expense.

The Company’s Annual Meeting of Shareholders will be at 10:00 a.m. PST on Wednesday, May 12, 2004, at the Doubletree Hotel (Lakehills Room), 300 112th Ave. S.E., Bellevue, Washington.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company’s filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email:mmoore@costuless.com
425-945-0213

COST-U-LESS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

(Unaudited)

	13 Weeks Ended
	March 28, 2004	March 30, 2003
Net sales	$ 50,078	$ 42,334
Merchandise costs	41,012	34,966
Gross profit	9,066	7,368
Operating expenses:
Store	6,295	5,297
General and administrative	1,745	1,597
Store openings	40	28
Total operating expenses	8,080	6,922
Operating income	986	446
Other income (expense):
Interest expense, net	(126)	(93)
Other	27	23
Income before income taxes	887	376
Income tax provision	350	150
Net income	$ 537	$ 226

Earnings per common share:
Basic	$ 0.14	$ 0.06
Diluted	$ 0.14	$ 0.06

Weighted average common shares outstanding, basic	3,701,722	3,606,376
Weighted average common shares outstanding, diluted	3,859,987	3,613,792

COST-U-LESS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

(Unaudited)

	March 28, 2004	December 28, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 4,273	$ 4,093
Insurance receivable	--	1,135
Accounts receivable, net	1,099	1,366
Inventories, net	23,055	19,540
Other current assets	1,683	1,145
Total current assets	30,110	27,279

Property and equipment, net	12,752	12,862
Deposits and other assets	789	799
Total assets	$43,651	$40,940
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Line of credit	$ 66	$ 960
Accounts payable	17,662	15,240
Accrued expenses and other liabilities	3,999	4,245
Current portion of capital lease obligations	97	--
Current portion of long-term debt	267	267
Total current liabilities	22,091	20,712
Other long-term liabilities	694	684
Capital lease obligations, less current portion	684	--
Long-term debt, less current portion	2,477	2,544
Total liabilities	25,946	23,940

Commitments and contingencies

Shareholders’ equity	17,705	17,000
Total liabilities and shareholders’ equity	$43,651	$40,940